Exhibit (i)

Morgan, Lewis & Bockius llp

2020 K Street NW

Washington, DC 20006-1806

Tel. +1.202.373.6000

Fax: +1.202.373.6001

www.morganlewis.com

October 28, 2015

AdvisorShares Trust

4800 Montgomery Lane

Suite 150

Bethesda, Maryland 20814

Re:	AdvisorShares Trust

Ladies and Gentlemen:

We have acted as counsel to AdvisorShares Trust, a Delaware statutory trust (the “Trust”), in connection with Post-Effective Amendment Number 100 to the Trust’s Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission (the “Commission”) on or about October 28, 2015 (the “Registration Statement”), with respect to the issuance of shares of beneficial interest (the “Shares”) of each separate series of the Trust listed on Schedule A hereto (collectively, the “Funds”). You have requested that we deliver this opinion to you in connection with the Trust’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)	A certificate of the Secretary of State of the State of Delaware, dated as of a recent date, as to the existence of the Trust;

(b)	A copy, certified by the Secretary of State of the State of Delaware, of the Trust’s Certificate of Trust dated July 30, 2007 as filed with the Secretary of State (the “Certificate of Trust”);

(c)	A certificate executed by the Secretary of the Trust, certifying as to, and attaching copies of, the Trust’s Agreement and Declaration of Trust (the “Declaration”), the Trust’s By-Laws, and the resolutions adopted by the Trustees of the Trust authorizing the issuance of the Shares of the Funds (the “Resolutions”); and

(d)	A printer’s proof of the Registration Statement.

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.  We have assumed that the Registration Statement as filed with the Commission will be in substantially the form of the proof referred to in paragraph (d) above.  We have also assumed for the purposes of this opinion that the Declaration, the Certificate of Trust and the Resolutions will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of such Shares.

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AdvisorShares Trust

October 28, 2015

This opinion is based entirely on our review of the documents listed above and such other documents as we have deemed necessary or appropriate for the purposes of this opinion and such investigation of law as we have deemed necessary or appropriate.  We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the Delaware Statutory Trust Act to the extent that the same may apply to or govern the transactions referred to herein, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware.  Further, we express no opinion as to any state or federal securities laws, including the securities laws of the State of Delaware.  No opinion is given herein as to the choice of law or internal substantive rules of law which any tribunal may apply to such transaction.  In addition, to the extent that the Declaration or the By-Laws refer to, incorporate or require compliance with, the Investment Company Act of 1940, as amended (the “1940 Act”), or any other law or regulation applicable to the Trust, except for the Delaware Statutory Trust Act, we have assumed compliance by the Trust with the 1940 Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and sold in accordance with the Declaration and the Registration Statement, will be validly issued, fully paid, and nonassessable by the Trust.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

AdvisorShares Trust

October 28, 2015

Schedule A

Fund Name

AdvisorShares Athena High Dividend ETF

AdvisorShares EquityPro ETF

AdvisorShares Gartman Gold/Yen ETF

AdvisorShares Gartman Gold/Euro ETF

AdvisorShares Global Echo ETF

AdvisorShares Madrona Domestic ETF

AdvisorShares Madrona Global Bond ETF

AdvisorShares Madrona International ETF

AdvisorShares Meidell Tactical Advantage ETF

AdvisorShares Morgan Creek Global Tactical Advantage ETF

AdvisorShares Newfleet Multi-Sector Income ETF

AdvisorShares Pacific Asset Enhanced Floating Rate ETF

AdvisorShares Peritus High Yield ETF

AdvisorShares QAM Equity Hedge ETF

AdvisorShares Ranger Equity Bear ETF

AdvisorShares Sage Core Reserves ETF

AdvisorShares STAR Global Buy-Write ETF

AdvisorShares Sunrise Global Multi-Strategy ETF

AdvisorShares Treesdale Rising Rates ETF

AdvisorShares TrimTabs Float Shrink ETF

AdvisorShares WCM/BNY Mellon Focused Growth ADR ETF

AdvisorShares YieldPro ETF